Exhibit 99.1

Critical Therapeutics, Inc. Reports Financial Results for the Quarter and Nine Months Ended September 30, 2004

    LEXINGTON, Mass.--(BUSINESS WIRE)--Nov. 3, 2004--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company engaged in the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported a net loss of $6.6 million, or $0.28 per common share, for the third quarter ended September 30, 2004. This compares to a net loss of $4.0 million, or $5.74 per common share, for the same period last year. The per share and weighted average share amounts in 2004 include the effect of additional shares from the Company's initial public offering
(IPO) of common stock on May 27, 2004.
    Significant developments since the end of the second quarter included:

    -- Initiation of a Phase 2 clinical trial for Zyflo(R), the tablet formulation of zileuton, in patients with moderate to severe acne. This placebo-controlled trial is expected to enroll 90 patients and will examine various efficacy and safety endpoints including reduction in inflammatory lesions.

    -- Completion of a multiple-dose, Phase 1 clinical trial for CTI-01, which showed the product candidate to be safe and well tolerated at doses in excess of the anticipated therapeutic range. This product candidate will next begin a Phase 2 trial in patients at risk of severe organ damage following cardiopulmonary bypass surgery.

    -- Execution of a license agreement with the University of Florida to gain access to a patent covering composition of matter on a series of known alpha-7 nicotinic receptor agonists. The Company licensed this intellectual property in order to accelerate the selection of a clinical candidate in our cholinergic anti-inflammatory program.

    Financial Results

    Revenue for the quarter ended September 30, 2004, increased to $1.9 million, compared to revenue of $0.4 million for the third quarter ended September 30, 2003 due to the Company's collaboration agreement with MedImmune, Inc. Collaboration revenue increased $1.1 million in the third quarter of this year, compared with the second quarter of this year, representing a 141% sequential increase. This resulted from the Company's continued progress in research and development on its anti-HMGB1 program during the quarter. The revenue represents a combination of amortization from MedImmune, Inc.'s $12.5 million cash payment made since the signing of the collaboration agreement and quarterly payments made to the Company to support certain employees working on the program. Revenue is recognized over the term of the agreement based on cumulative costs incurred to date versus an estimate of total costs for the program.
    Total operating expenses for the third quarter of 2004 were $8.8 million, compared with $4.0 million for the third quarter of 2003. Research and development costs during the third quarter of 2004 increased $3.1 million, or 104%, to $6.0 million. These costs principally related to the development of Critical Therapeutics' pipeline of drug candidates, including all formulations of zileuton, which the Company licensed in late 2003 and early 2004. General and administrative expenses increased $1.7 million, or 175%, to $2.7 million in the third quarter of 2004, compared to $1.0 million in the corresponding period in 2003. This increase was primarily attributable to an increase in headcount in the Company's general and administrative functions and certain costs related to building a commercial organization to support next year's launch of Zyflo. Non-cash stock-based compensation expense totaled $278,000 in the three months ended September 30, 2004 compared with $534,000 in the third quarter of 2003.
    For the nine months ended September 30, 2004, revenue increased to $3.5 million, compared with $0.4 million for the same period in 2003. The net loss available to common stockholders for the nine months ended September 30, 2004 was $22.1 million, or $1.91 per share. This compares with a net loss available to common stockholders of $11.3 million, or $18.68 per share, for the nine months ended September 30, 2003. Results for the nine months ended September 30, 2004 include operating expenses of $24.0 million, compared with $10.4 million for the corresponding period in 2003, an increase of 130%. Non-cash stock-based compensation expense amounted to $2.1 million in the first nine months of 2004, compared to $2.3 million in the first nine months of 2003. Stock compensation expense includes both employee and non-employee stock options and restricted stock grants made prior to the IPO.
    As of September 30, 2004, Critical Therapeutics had $86.2 million in cash, cash equivalents and short-term investments, compared with $92.2 at June 30, 2004 and $40.1 million at December 31, 2003. There were approximately 24.0 million common shares outstanding as of September 30, 2004. On May 27, 2004, the Company completed its IPO of common stock, which generated gross proceeds of approximately $42.8 million, including the partial exercise of the underwriters' over-allotment option. In connection with the offering, all outstanding preferred stock was automatically converted to common stock.
    Net cash expenditures for the fourth quarter of 2004 are expected to be between $8 million and $9 million. These expenditures will be focused on building the Company's research and development team in support of anticipated milestones and increasing sales and marketing activities to prepare the Company for its launch of Zyflo(R) in the asthma market in the second half of 2005.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's third quarter financial results, strategy and upcoming milestones. Investors and other interested parties can access the call as follows:


     Date:         Wednesday, November 3, 2004
     Time:         5:00 p.m. ET
     Dial-in:      (800) 479-9001 (domestic)
                   (719) 457-2618 (international)

     Webcast:      www.crtx.com


    A replay of the conference call will be available from approximately 8:00 p.m. ET November 3, 2004 until midnight ET November 9, 2004. To hear the replay, dial (888) 203-1112 from the U.S. and Canada and (719) 457-0820 from other locations. The replay passcode is 883653. To access the replay via webcast, visit www.crtx.com, click on "Investors" and then on "Webcasts & Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company is developing a sales and marketing infrastructure in connection with its in-licensed product, Zyflo(R), a tablet formulation of zileuton. Critical Therapeutics is also developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Statements in this press release that are not strictly historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which include statements with respect to the progress and timing of our drug development programs and related trials and the efficacy of our drug candidates, are subject to numerous risks and uncertainties that may cause actual events or results to differ materially from those set forth in the statements. No forward-looking statements can be guaranteed, and actual results may differ materially from those projected as a result of various important factors, including risks relating to: the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings; our heavy dependence on the commercial success of Zyflo(R) tablets and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Report on Form 10-Q and other filings that we periodically file with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements reflect our beliefs and expectations as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)


                              Three Months Ended    Nine Months Ended
in thousands except share        September 30,         September 30,
 and per share data              2004     2003        2004      2003
----------------------------------------------------------------------

Revenue under
 collaboration agreement       $1,886     $401      $3,472      $401
Operating expenses:
  Research and development      6,037    2,956      16,677     7,949
  General and administrative    2,731      994       7,316     2,466
----------------------------------------------------------------------
    Total operating expenses    8,768    3,950      23,993    10,415
----------------------------------------------------------------------
Operating loss                 (6,882)  (3,549)    (20,521)  (10,014)
Other income, net                 298        0         606        35
----------------------------------------------------------------------
Net loss                       (6,584)  (3,549)    (19,915)   (9,979)
Accretion of dividends and
 offering costs
on preferred stock                  0     (428)     (2,209)   (1,275)
----------------------------------------------------------------------
Net loss available to
 common stockholders          ($6,584) ($3,977)   ($22,124) ($11,254)
----------------------------------------------------------------------

Net loss per share
 available to common
stockholders                   ($0.28)  ($5.74)     ($1.91)  ($18.68)
----------------------------------------------------------------------
Basic and diluted
 weighted-average common
shares outstanding         23,638,852  692,723  11,574,494   602,550
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                          September 30,   December 31,
  in thousands                                    2004           2003
----------------------------------------------------------------------
  Assets:
  Current assets:
     Cash and cash equivalents                 $37,576        $40,078
     Amount due under collaboration
      agreement                                    946          2,500
     Short-term investments                     48,615              0
     Prepaid expenses and other                  1,577            430
----------------------------------------------------------------------
        Total current assets                    88,714         43,008
----------------------------------------------------------------------
  Fixed assets, net                              2,178          1,556
  Other assets                                     231            490
----------------------------------------------------------------------
  Total assets                                 $91,123        $45,054
----------------------------------------------------------------------

  Liabilities and Stockholders' Equity (Deficit):
  Current liabilities:
     Current portion of long-term debt            $863           $552
     Accounts payable                            1,041            323
     Accrued license fees                            0          4,460
     Accrued expenses                            3,213            977
     Revenue deferred under collaboration
      agreement                                  9,490         11,478
----------------------------------------------------------------------
        Total current liabilities               14,607         17,790
----------------------------------------------------------------------
  Long-term debt, less current portion           1,379            720
  Redeemable convertible preferred stock             0         51,395
  Stockholders' equity (deficit):
     Common stock                                   24              2
     Additional paid-in capital                129,078         11,156
     Deferred stock-based compensation          (6,365)        (8,536)
     Due from stockholders                           0            (40)
     Accumulated deficit                       (47,348)       (27,433)
     Accumulated other comprehensive loss         (252)             0
----------------------------------------------------------------------
        Total stockholders' equity (deficit)    75,137        (24,851)
----------------------------------------------------------------------
  Total liabilities and stockholders'
   equity (deficit)                            $91,123        $45,054
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)

                                                     Nine Months Ended
                                                        September 30,
  in thousands                                         2004      2003
----------------------------------------------------------------------
  Cash flows from operating activities:
    Net loss                                       ($19,915)  ($9,979)
    Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization expense            944       218
       Loss on disposal of fixed assets                 278         0
       Stock-based compensation expense               2,080     2,258
       Forgiveness of notes receivable                  185         0
       Changes in assets and liabilities:
         Amount due under collaboration agreement     1,554         0
         Prepaid expenses and other                  (1,147)     (243)
         Other assets                                   259         0
         Accounts payable                               718       (78)
         Accrued license fees and other expenses     (1,739)    1,117
         Revenue deferred under collaboration
          agreement                                  (1,988)    9,599
----------------------------------------------------------------------
           Net cash used in operating activities    (18,771)    2,892
----------------------------------------------------------------------
  Cash flows from investing activities:
    Purchases of fixed assets                        (1,844)   (1,398)
    Purchases of short-term investments             (48,867)        0
----------------------------------------------------------------------
           Net cash used in investing activities    (50,711)   (1,398)
----------------------------------------------------------------------
  Cash flows from financing activities:
    Net proceeds from issuance of convertible
     preferred stock                                 28,050         0
    Net proceeds from the initial public offering
     of common stock                                 37,817         0
    Proceeds from exercise of stock options             143         2
    Repurchase of restricted common stock                 0        (1)
    Proceeds from notes receivable                        0       145
    Proceeds from long-term debt                      1,412     1,388
    Repayments of long-term debt                       (442)     (257)
----------------------------------------------------------------------
           Net cash provided by financing activities 66,980     1,277
----------------------------------------------------------------------
  Net increase (decrease) in cash and cash
   equivalents                                       (2,502)    2,771
  Cash and cash equivalents at beginning of
   period                                            40,078    13,539
----------------------------------------------------------------------
  Cash and cash equivalents at end of period        $37,576   $16,310
----------------------------------------------------------------------


    CONTACT: Critical Therapeutics, Inc.
             Frank Thomas, 781-402-5700
             fthomas@crtx.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             ssolomon@investorrelations.com